EXHIBIT 99.8

               RETAINER AGREEMENT OF LESTER MORSE AND STEVEN MORSE


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                               Lester Morse, Esq.
                               Steven Morse, Esq.
                               111 Great Neck Road
                                    Suite 420
                              Great Neck, NY 11021


William Miller, Chief Executive Officer                          January 6, 2000
Kids Stuff, Inc.
7835 Freedom Avenue N.W.
North Canton, OH  44720

Dear Mr. Miller:

         You have requested that we prepare an initial draft of Kids Stuff, Inc,'s Form 10-KSB for its fiscal year ended December 31, 1999 and submit a draft to you by March 14, 2000. We estimate the time to prepare the Form 10-KSB would cost approximately $4,300. In lieu of cash, we have agreed to perform these legal services for Kids Stuff in exchange for 8,000 shares of Kids Stuff's Common Stock to be delivered upon the later of fulfillment of our legal services or the filing of a Form S-8 Registration Statement registering the issuance of the aforesaid 8,000 shares. It is understood that 4,000 shares shall be issued in the name of Lester Morse, S.S.# ###-##-#### and 4,000 shares shall be issued in the name of Steven Morse, S.S. # ###-##-#### and mailed to the address set forth at the top of our letterhead.

                                                               Very truly yours,

                                                   Lester Morse and Steven Morse

Accepted and Agreed to:

Kids Stuff, Inc.

By:  William L. Miller, Chief Executive Officer